MEDALION SERVICES, INC.
                                 March 3, 1999
      WRITTEN CONSENT IN LIEU OF SPECIAL MEETING OF THE BOARD OF DIRECTORS

     The undersigned, being all of the Directors of MEDALION SERVICES, INC. (The "Corporation"), a Delaware corporation, in lieu of noticing and holding a special meeting of the Corporation's Board of Directors, hereby consent, pursuant to Section 141 (f) of the General Corporation Law of the State of Delaware, to the adoption of the following resolutions taking or authorizing the actions specified therein:

     Agreement and Plan of Reorganization by the Corporation's Acquisition of Orex Gold Mines Corporation.

     RESOLVED, that the Corporation's execution of the 1999 Agreement and Plan of Reorganization by the Corporation's Acquisition of Orex Gold Mines Corporation ("Orex") attached hereto as Exhibit A is ratified and approved in all respects; and the officers of the of the Corporation be, and they hereby are, authorized and directed to consummate and perform such agreement and take all such actions and do all such things as they, in their judgment, shall deem necessary, proper or advisable in order fully to carry out the intent and accomplish the purposes of these resolutions;

     RESOLVED, that the Corporation, at the Closing date, and in return for the Orex Shareholders assigning, transferring, delivering and setting over to Medalion all issued and outstanding Orex Stock, 5,347,426 shares, duly endorsed and with any required documentary or stamp taxes affixed, so as to make Medalion the sole owner thereof free and clear of all liens, claims and encumberances, shall issue and deliver to the Orex Shareholders, on a one for one (1:1) exchange, New Medalion Sham.

     RESOLVED, that the Corporation's issuance of said 5,347,526 shares to the Orex Shareholders on a one for one (1, 1) exchange shall be issued according to the following schedule:

Warren Hemedinger:       250,000 Shares, restricted, bearing legend
George Levy:             250,000 Shares, restricted, bearing legend
Dr. Henry Rosenberg:     250,000 Shares, restricted, bearing legend
Steve J. Gannuscio:      850,000 Shares, restricted, bearing legend
Haber, Inc.:             600,000 Shares, restricted, bearing legend
WebcastMedia.net:        261,426 Shares, unrestricted, freely trading
Harry Beninghof:         250,000 Shares, restricted, bearing legend
Jerome and Marilyn
Stein (JTROS):           250,000 Shares, restricted, bearing legend
Donald Hawksworth:       943,000 Shares, restricted, bearing legend
Evelyn Rivas:          1,193,000 Shares, unrestricted, freely trading
Richard Hoffman:         250,000 Shares, unrestricted, freely trading


/s/
Doreen  Rush

/s/
Roberta Diamond

/s/
Larry Rush